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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 26, 1996




                        WESTIN HOTELS LIMITED PARTNERSHIP
             (Exact name of Registrant as specified in its charter)




             Delaware                  0-15097                 91-1328985
             --------                  -------                 ----------
(State or other jurisdiction         (Commission                (IRS Employer
 of incorporation)                   File Number)            Identification No.


               2001 Sixth Avenue
               Seattle, Washington                                  98121
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code            (206)443-5000




                           N/A
-------------------------------------------------------------
(Former name or former address, if changed since last report)
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                        WESTIN HOTELS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                               REPORT ON FORM 8-K

ITEM 5.  OTHER EVENTS.

         On September 26, 1996, in response to two separate offers to the limited partners to purchase units at $185 and $230 per unit, respectively, the General Partner distributed a letter to its limited partners providing certain unit sales price information. The letter indicates that (1) the average price recently reported for units that are being transferred through certain secondary markets that specialize in trading limited partnership interests ("Limited Partnership Exchanges") exceeds the purchase prices of the recent offers and (2) these trading prices have been increasing. The average unit price computed on a per transaction basis for units traded during the second quarter of 1996 was $225. During the third quarter of 1996, the average price computed to date on a per unit basis has increased to $259 per unit. The average unit price computed to date on a per transaction basis during the third quarter of 1996 is $289. The range of unit prices for the third quarter of 1996 is $210 per unit to $340 per unit.

         The General Partner also reported that in May 1996 it received reports estimating the market value for each of the Hotels. Based on the estimated values and after consideration of Partnership liabilities, the calculated value of limited partners' equity is in excess of $300 per unit. Such valuation, however, does not necessarily reflect fair market value of the units or what a limited partner would realize on liquidation of the Partnership.

         In addition, the General Partner indicated that, as a result of the increased cash flow from operations previously reported, it anticipates, barring unforeseen circumstances, that the Partnership will be in a position to resume significant cash distributions to the limited partners.

         A complete copy of this General Partner's letter to the limited partners is included as an exhibit to this report.

         On October 11, 1996, the General Partner distributed another letter to its limited partners addressing certain tax issues and the potential effect on unit transfers. In the letter, the General Partner stated it had determined, based on the advice of tax counsel, that it is in the best interest of the Partnership to implement a unit transfer policy that relies on the protections of the 5% safe harbor, promulgated by the Internal Revenue Service, to prevent the Partnership from being deemed a "publicly traded partnership" ("PTP"), taxable as a corporation, for federal income tax purposes, pursuant to Section 7704 of the Internal Revenue Code.

         Section 7704 states that a PTP includes a partnership in which interests are "readily tradable on a secondary market or the substantial equivalent thereof." Notice 88-75, issued by the Internal Revenue Service provides partnerships with assurance, through compliance with certain safe harbor definitions, that a partnership will not be deemed a PTP taxable as a corporation. The most lenient of the safe harbors available is the 5% safe harbor, which applies if the sum of the percentage interests in partnership capital or profits represented by units traded during any calendar year does not exceed 5% of the total Partnership interests.

         To comply with the 5% safe harbor, for the 1996 fourth quarter the General Partner will suspend its approval of any unit sales transfer request that would exceed aggregate 1996 unit sales of 6,848 units, unless it receives the advice of counsel to the Partnership that such transfer would not pose a significant risk that the Partnership would be deemed a PTP.

         At the end of the 1996 third quarter, the Partnership had processed 4,485 unit sales. For the 1996 fourth quarter, the Partnership had received as of October 11, 1996, 257 unit sales transfer requests. Any transaction received that cannot be processed in the 1996 calendar quarter due to the 5% safe harbor will be returned to the person submitting the request.

         A complete copy of this General Partner's letter to the limited partners is included as an exhibit to this report.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (C) EXHIBITS

         20.1   Letter to Limited Partners dated September 26, 1996.

         20.2   Letter to Limited Partners dated October 11, 1996.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WESTIN HOTELS LIMITED PARTNERSHIP
                                       (a Delaware limited partnership)

                                       By:  WESTIN REALTY CORP.,

                                            Its sole General Partner

                                            By:  /s/ Richard Mahoney
                                               --------------------------------
                                                Richard Mahoney, Director,
                                                Vice President, Chief Financial
                                                Officer and Treasurer

DATE:  September 26, 1996

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